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                                                                    EXHIBIT 10.5

                            PLAINS ALL AMERICAN INC.
                           MANAGEMENT INCENTIVE PLAN


     SECTION 1. Objectives. The objectives of the Plains All American Inc. Management Incentive Plan (the "Plan") are:

          -- To communicate and focus management's attention on achieving the business goals of Plains All American Pipeline, L.P. (the "Partnership"),

          -- To attract and retain highly qualified key employees upon whom the success of the Partnership depends, and

          --  To reward superior performance.

The Plan is intended to encourage management to achieve and surpass the business objectives of the Partnership through establishing quarterly and/or annual objectives, reviewing performance and awarding quarterly and/or annual bonuses based on the achievement of such objectives.

     SECTION 2. Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors (the "Committee") of Plains All American Inc. (the "Company"). The Committee shall have such discretionary authority to administer the Plan, to construe and interpret the Plan, to decide all questions of eligibility, to determine the amount, manner and time of payment of any payments hereunder and to make all other determinations deemed necessary or advisable for the administration of the Plan.

     SECTION 3. Eligibility. Employees eligible under the Plan are the officers of the Company and its affiliates who may have a substantial impact on the performance of the Partnership. Each calendar year ("Plan Year") (generally at or near the beginning of such Plan Year, or, with respect to an individual hired or promoted after the beginning of the Plan Year, on or within a reasonable period following the date such individual becomes an eligible employee) the Committee shall select the employees who shall be participants for that year and shall assign levels of participation to each such employee. The incentive award opportunity with respect to an eligible employee shall be designed to reflect the overall impact of the employee on the performance of the Partnership.

     SECTION 4. Basis for Determining the Incentive Award. (a) The incentive award for any fiscal quarter or Plan Year shall be based upon the achievement of financial and operating results of the Partnership for such fiscal quarter or year as may be established by the Committee, in its sole discretion.

     (b) The factors, and their respective weights, if applicable, used in determining the target award for an eligible employee shall be established by the Committee. The target award with respect to a participant may be expressed as a percentage of the participant's base salary at the beginning
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of the Plan Year (or when he first became a participant for such Plan Year), a dollar amount or a percentage of a bonus pool or other bonus formula. An eligible employee's basis of participation in the Plan as a participant for a Plan Year will be communicated to him in writing as early as possible following his selection for the Plan Year.

     SECTION 5. Performance Objectives. (a) The Committee shall establish in advance the performance objectives for the applicable performance period. Performance objectives are intended to further the success of the Partnership and shall be:

          -- Specific and based, in whole or in part, as determined by the Committee, upon measurable results and/or subjective factors as determined, and weighted, by the Committee, and

          --  Challenging, but attainable.

     (b) The basis and amount of the incentive award to be provided for different levels of performance achievement will be established by the Committee. A performance schedule shall be established by the Committee to indicate the award payable at varying levels of performance. Performance objectives may be revised at any time during a Plan Year by the Committee in light of unanticipated or extraordinary events.

     (c) Specific objectives will be based primarily on the Partnership's business plans and levels of performance.

     (d) The Committee may assign objectives that are appropriate to the impact of each participant's position and different objectives may be assigned to different participants or groups of participants.

     SECTION 6. Performance. At the end of each fiscal quarter and/or Plan Year, the determination of the achievement of the objectives established for such fiscal quarter and/or Plan Year and the payment of awards earned will occur as soon as practicable after the compilation of the financial and operating results for such period. All financial and operating results will be reviewed and approved by the Committee prior to the payment of earned awards.

     SECTION 7. Award Payments. (a) Subject to (d) below, payment of earned awards will be made or begin as soon as reasonably practical after the close of each performance period following the approval of the Committee. Payments will be subject to all applicable tax withholding requirements.

     (b) If a participant's employment terminates during a performance period, whether voluntarily or involuntarily, the participant shall forfeit all rights to any incentive award for that performance period, unless the Committee, in its discretion, elects to pay all or a portion of the award. If a participant's employment terminates after the end of the performance period and before

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payment of the award for any reason other than death or retirement after 15 continuous years of employment with the Company and its affiliates, unless waived by the Committee in its discretion, the participant shall forfeit the incentive award payment, if any, he would otherwise have been eligible to receive had he remained with the Company and its affiliates. However, if such termination is due to the death of the participant, payment of the incentive award, if any, the participant would have received had he lived and remained with the Company and its affiliates shall be made to the participant's beneficiary, in accordance with the designation filed by the participant with the Company or, if no designation has been filed or such designation is ineffective for any reason, the participant's estate.

     (c) Earned awards shall be paid in cash, less applicable withholding requirements.

     (d) Annual awards (not fiscal quarter awards) to the extent earned for a Plan Year shall be paid as follows, unless the Committee provides otherwise: (i) 40% of the award shall be payable by April 1 following the end of the Plan Year and (ii) 20% of the award shall be payable as soon as reasonably practical on or following each April 1 next following the year of the 40% payment until the earned award is paid in full; provided, however, if a participant's employment with the Company and its affiliates terminates prior to any such payment, all such remaining payment(s) shall be forfeited, unless waived by the Committee, in its discretion.

     SECTION 8. Terminations or Amendment. The Plan may be terminated or amended at any time by the Company.

     SECTION 9.   Effective Date.  This Plan is effective as of ____________,
199__.

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